- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

                               (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement         [_]CONFIDENTIAL, FOR USE OF THE
                                          COMMISSION ONLY (AS PERMITTED BY
                                          RULE 14C-5(D) (2))
[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               ATLAS CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      N/A
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:



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- -------------------------------------------------------------------------------

                              Republic Plaza, 370 Seventeenth Street, Suite 3050 Denver, CO 80202
                              Telephone: (303) 629-2440 Fax: (303) 629-2445



                                                               July 9, 1996


Dear Stockholder:

  We cordially invite you to attend the Corporation's annual meeting of stockholders at 9:30 A.M. on August 2, 1996 at The Brown Palace Hotel, 321 Seventeenth Street, Denver, Colorado. The Secretary's Notice of Meeting and the Proxy Statement appear on the following pages and describe the business of the meeting. A copy of the Annual Report for the fiscal year ended December 31, 1995 is being mailed to you herewith.

  YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Please sign, date and return the enclosed proxy card promptly.

                                 Sincerely,




                                 Gerald E. Davis
                                 President

         (LETTERHEAD)         Republic Plaza, 370 Seventeenth Street, Suite 3050
                              Denver, CO 80202
                              Telephone: (303) 629-2440 Fax: (303) 629-2445



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The annual meeting of stockholders of Atlas Corporation will be held at The Brown Palace Hotel, 321 Seventeenth Street, Denver, Colorado on August 2, 1996, at 9:30 A.M., for the following purposes:

  1. Election of two directors to hold office until the 1998 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify (PROPOSAL ONE).

  2. Ratification of the appointment of Ernst & Young LLP as auditors of the Corporation for the six month transitional period ended December 31, 1995 and approval of the appointment of Ernst & Young LLP as auditors of the Corporation for the fiscal year ending December 31, 1996 (PROPOSAL TWO).

  3. Transaction of such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

  Only stockholders of record at the close of business on July 1, 1996 are entitled to notice of and to vote at the meeting.

  It is important that the greatest possible number of stockholders be present or represented at the meeting. Please sign, date and return the accompanying proxy card promptly, whether or not you plan to attend the annual meeting. You may revoke the proxy at any time prior to its exercise. If you attend the annual meeting, you may vote in person.

                                            Jerome C. Cain
                                            Secretary

July 9, 1996

              (LETTERHEAD)                Republic Plaza, 370 Seventeenth
                                          Street, Suite 3050
                                          Denver, CO 80202
                                          Telephone: (303) 629-2440 Fax: (303)
                                          629-2445



                                PROXY STATEMENT

                                 INTRODUCTION

  This Proxy Statement is being furnished to stockholders of Atlas Corporation ("Atlas" or the "Corporation") in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting of stockholders to be held on August 2, 1996 and at any adjournment thereof (the "Meeting").

  The purpose of the Meeting is to consider and vote upon proposals: (i) to elect two directors to hold office until the 1998 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify (PROPOSAL ONE); (ii) to ratify the appointment of Ernst & Young LLP as auditors of the Corporation for the six month transitional period ended December 31, 1995 and to approve the appointment of Ernst & Young LLP as auditors of the Corporation for the fiscal year ending December 31, 1996 (PROPOSAL TWO); and (iii) to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

  Because no annual meeting of shareholders was held during the six month transitional period ended December 31, 1995 (such transitional period resulting from the decision of the Corporation to change its fiscal year to the calendar year), and because therefore no proxy statement was distributed setting forth information with respect to the fiscal year ended June 30, 1995, certain information is set forth in this proxy statement for the fiscal year ended June 30, 1995 as well as the six month transitional period ended December 31, 1995.

  This Proxy Statement was first mailed or given to stockholders on or about July 10, 1996.

  The principal executive offices of Atlas Corporation are located at Republic Plaza, 370 Seventeenth Street, Suite 3050, Denver, Colorado 80202 (telephone:
(303) 629-2440).

                              VOTING AND PROXIES

DATE, TIME AND PLACE OF MEETINGS

  The Meeting will be held at The Brown Palace Hotel, 321 Seventeenth Street, Denver, Colorado on August 2, 1996, at 9:30 A.M. Only stockholders of record at the close of business on July 1, 1996, are entitled to notice of and to vote at the meeting.

RECORD DATE AND OUTSTANDING SHARES

  The only class of voting securities of the Corporation is its Common Stock. On July 1, 1996 the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, 20,092,270 shares of Common Stock were outstanding.

PROXIES AND VOTES REQUIRED

  Stockholders have one vote for each share of Atlas Common Stock registered in their names. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Atlas Common Stock entitled to vote at the annual meeting is necessary to constitute a quorum. Approval of each of the proposals to be considered at the annual meeting requires the affirmative vote of a majority of the shares of Atlas Common Stock entitled to vote and present, in person or by proxy, at the annual meeting. Abstentions by the holders of such shares will be the equivalent of negative votes and broker non-votes will have no effect, as any shares subject to broker non-votes will not be present and entitled to vote with respect to any proposal to which the broker non-vote applies.

  If the enclosed form of proxy is properly executed and returned to Atlas in time to be voted at the annual meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions marked thereon will be voted FOR each of the proposals set forth herein.

  Neither Atlas nor its Board of Directors intends to bring before the Meeting any matter other than those described in this Proxy Statement. If any other matter should properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by them in accordance with their judgment.

  The presence of a shareholder at the Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by (1) delivery to the Secretary of Atlas a written notice of revocation prior to the annual meeting, (2) delivering to the Secretary of Atlas a duly executed proxy bearing a later date, or (3) attending the Meeting and filing a written notice of revocation with the Secretary of the Meeting.

Security Ownership

  The following table sets forth certain information at June 28, 1996, regarding the beneficial ownership, including shares of Common Stock which may be acquired upon the exercise of stock options or warrants, or the conversion of any securities, within 60 days of June 28, 1996, of the Company's Common Stock by (i) persons known to the Company to own more than 5 percent of the Company's Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table set forth on page 13, and (iv) all directors and executive officers as a group. As of June 28, 1996, none of the directors or executive officers of the Company owned beneficially any of the Company's outstanding securities other than Common Stock.

                                          Number of Shares
                                            and Nature of              Percent
              Name                     Beneficial Ownership(1)         of Class
              ----                     -----------------------         --------
Mackenzie Financial Corporation               3,396,900(2)              16.1%(2)
 150 Bloor Street West,
 Suite 805
 Toronto, Ontario M5S 3B5
M.I.M. Holdings Limited                       3,000,000(3)              14.3%(3)
 M.I.M. Plaza,
 410 Anne St.
 Brisbane, Queensland, 4000
 Australia
Independence Mining Company                   1,400,000(4)               7.0%(4)
 5251 DTC Parkway, Suite 700
 Englewood, CO 80111
Douglas R. Cook                                   8,667(5)                *
Gerald E. Davis                                  49,362(6)                *
James H. Dunnett                                121,667(7)                *
David P. Hall                                     6,667(5)                *
C. Thomas Ogryzlo                                 6,667(5)                *
Michael B. Richings                              --                       --
Richard E. Blubaugh                              38,804(8)                *
Gregg B. Shafter                                 20,474(8)                *
Jerome C. Cain                                   17,603(8)                *
David J. Birkenshaw                           1,450,000(9)              6.75%(9)
All executive officers and
 directors
 as a group (10 persons)                      1,717,911(10)             7.94%(10)

- ---------

  * Ownership does not exceed 1 percent of class.

  (1) Does not include shares issuable on the exercise of options which have not vested and will not vest within sixty days of this report.

  (2) On February 13, 1996, Atlas received a copy of Schedule 13G filed with the Securities and Exchange Commission by Mackenzie Financial Corporation reflecting beneficial ownership of 2,366,900 shares of Common Stock. To the best of the Company's knowledge, Mackenzie Financial Corporation also beneficially owns warrants issued by the Company which are exercisable into 910,000 shares of Common Stock at an exercise of $7.00 per share and into 120,000 shares of Common Stock at an exercise price of $3.625 per share.

  (3) M.I.M. Holdings Limited, to the best of the Company's knowledge, is the direct beneficial owner of (i) 2,000,000 shares of Common Stock and (ii) warrants issued by the Company which are exercisable into 1,000,000 shares of Common Stock at an exercise price of $7.00 per share.

  (4) On November 3, 1996, Atlas received a copy of Schedule 13D filed by Independence Mining Company Inc. reflecting direct ownership of 1,400,000 shares of Common Stock.

  (5) Includes 6,667 shares obtainable upon exercise of options granted to him under the Long Term Incentive Plan.

  (6) Includes 40,000 shares obtainable upon exercise of options granted under the Long Term Incentive Plan and 9,062 shares held beneficially under the Company's 401(k) Plan and 300 shares held directly.

  (7) James H. Dunnett may be deemed, by virtue of his 25 percent interest in Acorn Capital Financial Corporation, which is the direct beneficial owner of
(i) 70,000 shares of Common Stock and (ii) warrants issued by the Company which are exercisable into 45,000 shares of Common Stock at an exercise price of $7.00 per share, to be the indirect beneficial owner of securities owned by Acorn Capital Financial Corporation. Mr. Dunnett's holdings also include 6,667 shares obtainable upon exercise of options granted to him under the Long Term Incentive Plan.

  (8) Messrs. Blubaugh, Shafter and Cain hold 26,250, 14,250 and 11,250 shares, respectively, obtainable upon exercise of options granted under the Long Term Incentive Plan, and 9,554, 5,224 and 6,353 shares, respectively, held for such participant's accounts under the Company's 401(k) Plan. Each individual also holds 1,000 shares directly.

  (9) Includes an option to purchase an aggregate of 200,000 shares of the Company's Common Stock at an exercise price of $1.50 per share which was awarded to Mr. Birkenshaw upon his resignation on June 21, 1996, and warrants issued by the Company which are exercisable into 100,000 shares of Common Stock at an exercise of $7.00 per share and into 1,150,000 shares of Common Stock at an exercise price of $3.625 per share.

  (10) Includes (i) 118,418 shares obtainable upon exercise of options granted under the Long Term Incentive Plan, (ii) warrants issued by the Company which are exercisable into 145,000 shares of Common Stock at an exercise of $7.00 per share and into 1,150,000 shares of Common Stock at an exercise price of $3.625 per share, (iii) 29,193 shares of Common Stock held beneficially under the Company's 401(k) Plan, (iv) an option to purchase 200,000 shares of the Company's Common Stock at an exercise price of $1.50 and (v) direct ownership of 75,300 shares of Common Stock.

SOLICITATION OF PROXIES

  The cost of soliciting proxies will be borne by the Corporation. Proxies may be solicited by personal interview, telephone and telegraph as well as by use of the mails. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed for their out-of-pocket expenses incurred in that connection. The Corporation has retained Morrow & Company to assist in the solicitation of proxies. Morrow & Company will be paid for its services a sum not to exceed $5,000 plus reasonable and customary expenses and reimbursement for payments made for the account of the Corporation to brokers and other nominees for their expenses in forwarding soliciting material.

DISSENTERS' RIGHT OF APPROVAL

  Under the Delaware General Corporation Law, shareholders who object to any of the proposals to be acted on will not be entitled to demand appraisal of, or to receive payment for, their shares of Common Stock regardless of such shareholders' vote, or failure to vote, on such proposal.

                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

  The Company's directors are divided into three classes and hold office for a term of three years ending with the annual meeting of stockholders for the fiscal period ended December 31, 1995 in the case of Class II, for fiscal 1996 in the case of Class III and for fiscal 1997 in the case of Class I. There are currently six directors.

  Unless authority is withheld, it is intended that votes pursuant to proxies solicited by this Proxy Statement will be voted for the election of James H. Dunnett and C. Thomas Ogryzlo as Class II directors. If any nominee is unable to serve, the proxies will be voted for a substitute nominee. Each of the nominees is presently a Class II director.

Information Concerning Directors and Nominees

          Director   Principal Occupation, Past Five Years' Business
  Name     Since         Experience and Other Directorships Held       Age
  ----    --------   -----------------------------------------------   ---
                              CLASS II
           (TERM OF OFFICE EXPIRES AT THE ANNUAL MEETING OF
     STOCKHOLDERS FOR THE FISCAL PERIOD ENDED DECEMBER 31, 1995)

James H.    1995             Elected non-executive                      46
 Dunnett                      Chairman of the Company
                              on June 21, 1996. Princi-
                              pal of Endeavour Finan-
                              cial Corp., a private Ca-
                              nadian business special-
                              izing in arranging proj-
                              ect financing, mergers
                              and acquisitions for the
                              mining industry.
                              Mr. Dunnett serves as a
                              director of Phoenix Fi-
                              nancial Holdings Inc., a
                              51% subsidiary of the
                              Company. Between August
                              1994 and September 1995
                              served as a director of
                              Granges Inc., in which
                              the Company holds a 27.5%
                              interest. Mr. Dunnett's
                              business address is 1111
                              West Georgia St., Suite
                              404, Vancouver, BC, Can-
                              ada V6E 4M3.

            Director   Principal Occupation, Past Five Years' Business
   Name      Since         Experience and Other Directorships Held       Age
   ----     --------   -----------------------------------------------   ---
C. Thomas     1993             President and Chief Oper-                  56
  Ogryzlo                        ating Officer, Kilborn
                                 SNC-Lavalin Inc.; for-
                                 merly a principal of
                                 Wright Engineers Limit-
                                 ed, an engineering firm;
                                 director of Carib Gold
                                 Resources Inc. and Rio
                                 Amarillo Mining Limited.
                                 Mr. Ogryzlo's business
                                 address is 2200 Lake
                                 Shore Boulevard West,
                                 Toronto, Ontario, Canada
                                 M8V 1A4.

                               CLASS III
              (TERM OF OFFICE EXPIRES AT THE ANNUAL MEETING
                  OF STOCKHOLDERS FOR FISCAL YEAR 1996)

Douglas R.    1988             President of Cook Ventures                 70
  Cook                           Inc., a geological con-
                                 sulting firm; Director,
                                 Pegasus Gold Corpora-
                                 tion. Mr. Cook's busi-
                                 ness address is 2485
                                 Greensboro Drive, Reno,
                                 Nevada 89509.
Michael B.    1995             President, Chief Executive                 51
  Richings                       Officer and Director of
                                 Granges Inc., a Canadian
                                 mining company and 27.5%
                                 subsidiary of the Compa-
                                 ny, since June 1, 1995.
                                 Formerly President and
                                 Chief Operating Officer
                                 of the Company (January
                                 1995 to June 1995) and
                                 President of Lac Miner-
                                 als Ltd. South America
                                 (April 1993 to December
                                 1994). Employed by the
                                 Company as Vice Presi-
                                 dent--Special Projects
                                 (June 1992 to March
                                 1993) and Vice Presi-
                                 dent--Operations (July
                                 1990 to May 1992). Mr.
                                 Richings' business ad-
                                 dress is 370 Seventeenth
                                 Street, Suite 3000, Den-
                                 ver, Colorado 80202.

               Director   Principal Occupation, Past Five Years' Business
    Name        Since         Experience and Other Directorships Held       Age
    ----       --------   -----------------------------------------------   ---
                                 CLASS I
               (TERM OF OFFICE EXPIRES AT THE ANNUAL MEETING
                   OF STOCKHOLDERS FOR FISCAL YEAR 1997)

David P. Hall    1993             President and Chief Execu-                 49
                                    tive Officer of Aurizon
                                    Mines Ltd., a mineral
                                    exploration and develop-
                                    ment company and manage-
                                    ment firm; formerly
                                    President of CanGold Re-
                                    sources (to January
                                    1995) and formerly Pres-
                                    ident of Hughes Lang
                                    Corporation (to January
                                    1994). Mr. Hall's busi-
                                    ness address is 1414-700
                                    West Georgia St., Van-
                                    couver, BC V7Y 1A3.
Gerald E. Davis  1996             Elected to Board on June                   47
                                    21, 1996 to fill the va-
                                    cancy created by the
                                    resignation of Philip R.
                                    Mengel. President of the
                                    Company since August 18,
                                    1995. Since joining the
                                    Company in 1989, Mr. Da-
                                    vis has also served as
                                    Executive Vice Presi-
                                    dent, Chief Operating
                                    Officer, Vice Presi-
                                    dent--Corporate Develop-
                                    ment and Vice Presi-
                                    dent--Business Planning
                                    and Marketing. Mr. Davis
                                    serves as Chief Execu-
                                    tive Officer and Vice
                                    Chairman of Phoenix Fi-
                                    nancial Holdings Inc., a
                                    51% subsidiary of the
                                    Company. Mr. Davis'
                                    business address is that
                                    of the Company.

  The Corporation has an Audit Committee and a Compensation Committee, both of which are appointed by the Board of Directors. The Compensation Committee currently consist of Messrs. Ogryzlo and Cook, and during the fiscal year ended December 31, 1995 consisted of, Messrs. Ogryzlo, Cook and Mengel, who resigned from the Board of Directors on May 29, 1996. The Audit Committee currently consists of, and during the fiscal year ended December 31, 1995 consisted of, Messrs. Dunnett, Hall and Cook. The principal functions of the Audit Committee are to recommend the selection of the Corporation's auditors, review with the auditors the scope and anticipated cost of their audit and receive and consider a report from the auditors concerning their conduct of the audit. The principal functions of the Compensation Committee are to administer the Corporation's 1979 Key Employee Stock Incentive Plan, Long Term Incentive Plan, Annual Incentive Plan and Retirement Plan for Outside Directors, to recommend changes in compensation plans and the adoption of new compensation plans and to recommend compensation for senior officers of the Corporation. During the fiscal year ended June 30, 1995, the Audit and Compensation Committees each held two meetings. During the six month transitional period ended December 31, 1995, the Audit Committee held one meeting and the Compensation Committee held two meetings.

  During the fiscal year ended June 30, 1995, the board met seven times. Each director attended 75% or more of the aggregate of the total number of Board meetings and meetings of Board committees on which that director served during the fiscal year ended June 30, 1995. During the six month transitional period ended December 31, 1995, the Board of Directors met six times. Each director, with the exception of Messrs. Hall and Mengel, attended 75% or more of the aggregate of the total number of Board meetings and meetings of Board committees on which that director served during the six month period ended December 31, 1995.

  Fees paid to directors are paid only to directors who are not employees of the Corporation and currently consist of a $7,500 annual fee, a $1,000 fee for each Board of Directors meeting attended in person, a $500 fee for each Board of Directors meeting attended by telephone and a $500 fee for each committee meeting attended.

  The Retirement Plan for Outside Directors of the Corporation provides retirement, death and disability benefits to directors of the Corporation who are not employees of the Corporation and who do not have a vested interest in the Atlas Corporation 1978 Retirement Plan described in this Proxy Statement. Eligible directors who retire from the Board of Directors after age 55 and have five or more years of service or who have ceased serving as a director because of disability are entitled to receive an annual cash benefit equal to the annual retainer for service as a director which is in effect on the date on which the director's service as a director ceases for a period equal to the number of years of service as a director, but in no event for more than 10 years. Directors who die while serving as a director are entitled to receive a lump sum cash benefit equal to five times the annual retainer. If there is a change of control of the Corporation, each director who then has more than one but less than five years of service will be treated as having five years of service, unless that director would not have had five years of service if service had continued until age 55. Payment of these benefits commences in the calendar year following the calendar year in which the directors service terminates.

  The Board of Directors voted to discontinue the Retirement Plan for Outside Directors at a Board Meeting held on November 15, 1993, and to make Mr. Cook eligible to participate in the plan as in existence at such time. In addition to Mr. Cook, three former Directors are still eligible for benefits under such plan. To date, $118,000 in payments have been made of benefits of $327,500 which have accrued.

  The Long Term Incentive Plan provides for the automatic granting of an option to purchase 20,000 shares of Common Stock of the Company to non-employee directors at the time of their election or appointment to the Board of Directors or such persons who were directors of the Company on January 6, 1995. Such option shall become exercisable in three annual installments from date of grant and shall have a term of ten years.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

                                 PROPOSAL TWO
                             SELECTION OF AUDITORS

  A proposal to ratify the selection by Atlas' Board of Directors of Ernst & Young LLP as Atlas' auditors for the fiscal year ended December 31, 1995 and to approve the selection of Ernst & Young LLP as Atlas' auditors for the fiscal year ending December 31, 1996 will be presented to the meeting. Ernst & Young LLP examined the financial statements of Atlas and its subsidiaries for the fiscal year ended June 30, 1995 and for the fiscal year ended December 31, 1995. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will be afforded an opportunity to make a statement, if they wish to do so, and to respond to appropriate questions. During the fiscal years ended June 30, 1995 and December 31, 1995 Ernst & Young LLP rendered audit and non-audit services to the Corporation and its subsidiaries.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED RATIFICATION AND APPROVAL.

                      EXECUTIVE OFFICERS AND COMPENSATION

  Set forth below is the age and certain other information regarding each person currently serving as an executive officer of the Corporation.

    Gerald E. Davis, age 47, has served as President of the Corporation since August 18, 1995. Prior to that he had served the Corporation in the following capacities: Executive Vice President since May 15, 1995, Vice President-Corporate Development since September 21, 1993, Chief Operating Officer from May 1, 1993, and Vice President--Business Planning and Marketing since November 13, 1989. Mr. Davis also serves as Vice-Chairman and Chief Executive Officer of Phoenix Financial Holdings Inc., a 51% subsidiary of the Company. Mr. Davis has an employment agreement providing for his employment as an officer of the Corporation, at a minimum annual salary of $150,000, until the termination of his employment by Mr. Davis or the Corporation or his normal retirement in accordance with the Corporation retirement programs in place at the time. Mr. Davis is entitled, upon termination of his employment by the Corporation without "Cause" or by him with "Good Reason" (as such terms are defined in the employment agreement), to a severance payment equal to one year's salary, amounts accrued but unpaid under his employment agreement and amounts payable under existing employee benefit plans; except that upon the termination of his employment by the Corporation without "Cause" or by him with "Good Reason", either within three months prior to a change of control or within two years after a change of control, Mr. Davis would be entitled to an amount equal to two times his annual salary then in effect, all amounts accrued but not paid under his employment agreement and all amounts payable under existing employee benefit plans.

    Richard E. Blubaugh, age 49, has served as Vice President--Environmental and Governmental Affairs since October 1, 1990. Mr. Blubaugh has an employment agreement providing for his employment as an officer of the Corporation, at a minimum annual salary of $91,690, until the termination of his employment by Mr. Blubaugh or the Corporation or his normal retirement in accordance with the Corporation retirement programs in place at the time. Mr. Blubaugh is entitled, upon termination of his employment by the Corporation without "Cause", by him with "Good Reason" or either within three months prior to a change of control or within two years after a "Change of Control" (as such terms are defined in the employment agreement), to a severance payment equal to one year's salary, amounts accrued but unpaid under his employment agreement and amounts payable under existing employee benefit plans.

    Gregg B. Shafter, age 40, has served as Vice President--Project Development since August 1, 1995. Since joining the Company in August 1991, Mr. Shafter has also served in the capacities of Manager--Business Development and Land Manager. Prior thereto Mr. Shafter was the Land Manager for Western Gold Exploration and Mining Company, Limited Partnership. Mr. Shafter has an employment agreement providing for his employment as an officer of the Corporation, at a minimum annual salary of $78,750, until the termination of his employment by Mr. Shafter or the Corporation or his normal retirement in accordance with the Corporation retirement programs in place at the time. Mr. Shafter is entitled, upon termination of his employment by the Corporation without "Cause", by him with "Good Reason" or either within three months prior to a change of control or within two years after a "Change of Control" (as such terms are defined in the employment agreement), to a severance payment equal to one-twelfth of his annual salary multiplied by the number of full years of employment by the Company, provided that in no event shall such amount be less than one-half of his annual salary, amounts accrued but unpaid under his employment contract and amounts payable under existing employee benefit plans.

    Jerome C. Cain, age 33, has served as Vice President--Finance since March 15, 1996 and has served as Treasurer and Corporate Secretary since January 1, 1995. Mr. Cain, who joined the Company in September 1989, has also served as Manager of Business Planning and Manager of Financial Services. Mr. Cain has an employment agreement providing for his employment as an officer of the Corporation, at a minimum annual salary of $67,880 until the termination of his employment by Mr. Cain or the Corporation or his normal retirement in accordance with the Corporation retirement programs in place at the time. Mr. Cain is entitled, upon termination of his employment by the Corporation without "Cause", by him with "Good Reason" or either within three months prior to a change of control or within two years after a "Change of Control" (as such terms are defined in the employment agreement), to a severance payment equal to one-twelfth of his annual salary multiplied by the number of full years of employment by the Company, amounts accrued but unpaid under his employment contract and amounts payable under existing employee benefit plans.

  The following table sets forth all compensation paid by the Corporation, for the six months ended December 31, 1995 and for each of the fiscal years ended June 30, 1995, 1994 and 1993, to Messrs. Gerald E. Davis, Richard E. Blubaugh, Gregg B. Shafter, Jerome C. Cain and David J. Birkenshaw. Except for Mr. Birkenshaw, who resigned as Chairman and Chief Executive Officer of the Corporation on June 21, 1996, and Mr. Davis, no other person who was serving as an executive officer of the Corporation at December 31, 1995 had total cash and cash-equivalent remuneration which exceeded $100,000 during such fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                                       Long Term
                                         Annual Compensation          Compensation
                                     ----------------------------     ------------
Name and Principal     Year or                       Other Annual        Stock      All Other
     Position       Period Ended      Salary  Bonus  Compensation       Options    Compensation
- ------------------  -------------    -------- ------ ------------     ------------ ------------
Gerald E. Davis     Dec. 31, 1995(1) $ 76,078     --   $ 6,312(2)        40,000       $1,875(3)
                    June 30, 1995    $134,561 $3,500   $ 6,813(2)        75,000       $7,560(3)
                    June 30, 1994    $120,000     --   $45,436(4)(2)     25,000       $1,800(3)
                    June 30, 1993    $ 98,150     --   $   885(2)        21,000       $2,769(3)
Richard E.
 Blubaugh           Dec. 31, 1995(1) $ 46,575     --   $ 5,956(2)        52,500       $2,794(3)
                    June 30, 1995    $ 86,500 $3,500   $ 6,481(2)        10,000       $5,400(3)
                    June 30, 1994    $ 84,852 $2,000   $18,036(4)(2)     25,000       $5,211(3)
                    June 30, 1993    $ 81,604     --   $   661(2)        11,000       $4,896(3)
Gregg B. Shafter    Dec. 31, 1995(1) $ 37,688     --   $ 3,386(2)        28,500       $2,261(3)
                    June 30, 1995    $ 66,000 $3,000   $ 1,744(2)         5,000       $3,792(3)
                    June 30, 1994    $ 64,501 $2,000   $   280(2)        10,000       $2,769(3)
                    June 30, 1993    $ 61,502     --   $   265(2)           500       $1,260(3)
Jerome C. Cain      Dec. 31, 1995(1) $ 30,965     --   $ 3,274(2)        22,500       $1,858(3)
                    June 30, 1995    $ 55,000 $2,750   $ 1,684(2)         2,500       $3,465(3)
                    June 30, 1994    $ 49,081 $2,000   $    85(2)        10,000       $3,065(3)
                    June 30, 1993    $ 39,361     --        --               --       $2,362(3)
David J.
 Birkenshaw(6)(7)   Dec. 31, 1995(1) $ 87,500     --    84,462(2)(5)         --           --
                    June 30, 1995    $154,167     --        --          350,000           --
                    June 30, 1994    $ 75,000     --        --          300,000           --
                    June 30, 1993          --     --        --               --           --

- ---------
  (1) Represents the six month period ended December 31, 1995.
  (2) Includes certain perquisites, such as car allowances and life insurance premiums paid by the Company.
  (3) Includes contributions by the Corporation to the Investment Savings Plan for Employees of Atlas Corporation.
  (4) Amount includes payments by the Company to Messrs. Davis and Blubaugh of $35,625 and $11,875, respectively, upon exercise of options to purchase 15,000 and 5,000 shares of Common Stock by Messrs. Davis and Blubaugh following a change in control of September 20, 1993, representing the difference between the option price and the market price of such shares.
  (5) Amount includes $75,000 relocation expenses paid by the Company.
  (6) Subsequent to the fiscal year ended December 31, 1995, David J. Birkenshaw was awarded a special cash payment of $150,000 in recognition for his contributions and role in securing financing for the Corporation during 1995 and the first quarter of 1996.
  (7) Upon the resignation of David J. Birkenshaw on June 21, 1996, the Company agreed to pay the following payments and benefits to Mr. Birkenshaw:
1) a single lump sum payment of $337,500 and six monthly installments of $18,750 less any amounts due the Company from employee; 2) an award of an option to purchase an aggregate of 200,000 shares of the Company's Common Stock at an exercise price of $1.50 per share, which option shall become exercisable in whole or in part at any time prior to June 20, 1999; and 3) the forgiveness of the $60,000 unsecured housing loan and any accrued interest on such loan. As part of the aforesaid severance arrangement, Mr. Birkenshaw released all rights with respect to the 650,000 options granted to him during the fiscal years ended June 30, 1995 and June 30, 1994.

  See also, with respect to Messrs. Davis, Blubaugh, Shafter, Cain and Birkenshaw, the section entitled "Options" below.

  INVESTMENT AND SAVINGS PLAN. The Atlas Corporation Investment and Savings Plan benefits employees of the Corporation and its subsidiaries who have completed six months of service. Each participant under this plan must be at least 21 years of age. Under this plan, an employee may elect to contribute, pursuant to a salary reduction election, not less than 1 percent and not more than 10 percent of the employee's annual compensation. The Corporation makes a matching contribution of 100 percent of the amount contributed by the employee, but not more than 6 percent of the employee's annual compensation. In addition, the Corporation may make special contributions to this plan, but these special contributions may not exceed the maximum amount deductible under
Section 404(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Employee contributions may be invested in a number of investment options, but not Common Stock of the Corporation. All matching and special contributions to this plan are invested in shares of Common Stock of the Corporation.

  1978 RETIREMENT PLAN. Eligible employees, including officers, participate in the Atlas Corporation 1978 Retirement Plan (the "1978 Retirement Plan"), a noncontributory defined benefit pension plan. Benefits under the 1978 Retirement Plan are based on years of service and the participant's compensation during the participant's three consecutive highest compensated years out of the participant's final five years as a participant. Benefits under the 1978 Retirement Plan are payable upon disability, death or retirement at age 55 or later and may be distributed in the form of a lump sum, a single-life annuity, a joint and survivor annuity covering the participant and a beneficiary or installments over a term of years. Participants retiring before the age of 55 are entitled to a lump sum distribution.

  The following table shows the estimated annual benefits payable upon retirement in the form of a single-life annuity under the 1978 Retirement Plan to persons in the specified compensation and years-of-service classifications.

                              PENSION PLAN TABLE

  Average
   Annual
Compensation
  on which
 Retirement                         Estimated Annual Retirement Benefits at Age
  Benefits                          65 for Indicated Years of Credited Services
    are                             --------------------------------------------
   Based                              (10)     (15)     (20)     (25)     (30)
- ------------                        -------- -------- -------- -------- --------
 $ 50,000.........................  $  8,704 $ 13,056 $ 17,408 $ 21,760 $ 23,112
 $100,000.........................  $ 18,704 $ 28,056 $ 37,408 $ 46,760 $ 56,112
 $150,000.........................  $ 28,704 $ 43,056 $ 57,408 $ 71,760 $ 86,112
 $200,000.........................  $ 28,704 $ 43,056 $ 57,408 $ 71,760 $ 86,112
 $250,000.........................  $ 28,704 $ 43,056 $ 57,408 $ 71,760 $ 86,112
 $300,000.........................  $ 28,704 $ 43,056 $ 57,408 $ 71,760 $ 86,112

  Retirement benefits under the 1978 Retirement Plan are based on salaries and additional compensation such as awards under the Annual Incentive Plan. These benefits are not affected by directors' fees.

  Benefits listed in the table are net of an offset for part of the participant's Social Security benefits. There is no other offset. Years of service credited through December 31, 1995 under the 1978 Retirement Plan for the officers listed in the Summary Compensation Tables are 5 years for Mr. Davis, 13 for Mr. Blubaugh, 3 years for Mr. Shafter and 5 years for Mr. Cain.

  The Code sets limits on a participant's annual benefits on retirement under the 1978 Retirement Plan. To assure that participants' retirement benefits are not reduced in the future because of the Code limits, the Board of Directors adopted a supplemental Executive Retirement Plan, which provides retirement benefits on an unfunded basis to selected participants whose benefits under the 1978 Retirement Plan would be limited by the Code in an amount equal to the difference between the annual retirement benefit permitted under the 1978 Retirement Plan by the Code and the amount that would have been paid but for the limitation imposed by the Code.

  ANNUAL INCENTIVE PLAN. Under the Corporation's Annual Incentive Plan, incentive compensation may be paid to key employees selected by the Compensation Committee based on the achievement by the Corporation and the selected employees of performance goals established for each fiscal year by the Compensation Committee. In addition to target awards, which recognize achievement of the predetermined goals, the Compensation Committee may establish threshold and maximum awards to recognize performance which has only been minimally acceptable and performance which has been significantly above target. Target, threshold and maximum awards are expressed as a percentage of selected employees' base salary for the pertinent fiscal year. The Compensation Committee may consider the adverse impact of external circumstances on the Corporation's performance in evaluating the achievement of individual employee goals and in determining whether to exercise its authority in such circumstances to make alternative or supplemental awards. Since July 1, 1993, no awards were made under the Annual Incentive Plan.

                                 OPTION GRANTS

                                     % of Total Exercise             Grant
                         Number of    Options   Price(1)              Date
                          Options    Granted to   (per   Expiration Present
    Name                  Granted    Employees   share)     Date    Value(2)
- -----------------------  ---------   ---------- -------- ---------- --------
For the Six Months Ended December
 31, 1995:
Gerald E. Davis            40,000(3)   13.64%    $2.00     8/09/05  $ 46,000
Richard E. Blubaugh        52,500(3)   17.90%    $2.00     8/09/05  $ 60,000
Gregg B. Shafter           28,500(3)    9.72%    $2.00     8/09/05  $ 33,000
Jerome C. Cain             22,500(3)    7.67%    $2.00     8/09/05  $ 26,000
David J. Birkenshaw           --         --        --          --        --
For the Year Ended June
 30, 1995:
Gerald E. Davis            15,000(4)    1.32%    $4.75     8/09/04  $ 53,000
                           60,000(5)    5.27%    $2.00     5/18/05  $ 69,000
Richard E. Blubaugh        10,000(4)    0.88%    $4.75     8/09/04  $ 35,000
Gregg B. Shafter            5,000(4)    0.44%    $4.75     8/09/04  $ 17,000
Jerome C. Cain              2,500(4)    0.22%    $4.75     8/09/04  $  9,000
David J. Birkenshaw       350,000(6)   30.77%    $4.50    11/15/03  $457,000

- ---------
  (1) Exercise price is equal to or greater than the market value at date of grant.
  (2) Calculated as of the end of the applicable fiscal year using the Black-Scholes option pricing model, with reference to the most recent 60-month period for determining price volatility. The actual value, if any, that an executive may realize from the options will be the excess of the market price of the Common Stock on the day of exercising the options over the exercise price of the options.
  (3) Options granted on August 10, 1995, which vest in two equal installments on the first and second anniversaries from the date of grant.
  (4) Options subsequently canceled on August 10, 1995.
  (5) Options granted on May 19, 1995, which vest in three equal installments on each of the first, second, and third anniversaries from the date of grant.
  (6) Options granted on January 6, 1995, which vest in three equal installments on each of the first, second and third anniversaries from the date of grant. Such options were cancelled on June 21, 1996 pursuant to the terms of Mr. Birkenshaw's resignation agreement which provided for the option to purchase 200,000 shares of the Company's Common Stock at an exercise price of $1.50 per share, which option shall be exercisable at any time prior to June 20, 1999.

                 AGGREGATED OPTION EXERCISES AND OPTION VALUES

  The following table provides information relating to the number and value of stock options exercised in the fiscal year ended June 30, 1995 and the six month transitional period ended December 31, 1995 and the number of exercisable and unexercisable stock options held by executive officers at December 31, 1995.

                                              Number of Unexercised Options
                                                  at December 31, 1995
                                              --------------------------------
                     Shares Acquired  Value
       Name            on Exercise   Realized  Exercisable      Unexercisable
- -------------------  --------------- -------- --------------   ---------------
Gerald E. Davis            --          --            --            100,000
Richard E. Blubaugh        --          --            --             52,500
Gregg B. Shafter           --          --            --             28,500
Jerome C. Cain             --          --            --             22,500
David J. Birkenshaw        --          --       300,000            350,000

  There were no unexercised, in-the-money options at December 31, 1995.

                    CANCELLATION AND REISSUANCE OF OPTIONS

  The following table provides information relating to options held by executive officers which were cancelled and subsequently reissued during the six month transitional period ending December 31, 1995.

                                                                 Length of
                                  Exercise                       Original
                                    Price     Market            Option term
                      Number of  of Stock at Price at    New     Remaining
                       Options     Time of    Time of  Exercise at Date of
       Name          Repriced(1)  Repricing  Repricing  Price    Repricing
- -------------------  ----------- ----------- --------- -------- -----------
Gerald E. Davis        25,000       $4.25     $1.625    $2.00   8 yrs 3 mo
Gerald E. Davis        15,000       $4.75     $1.625    $2.00   9 yrs 0 mo
Richard E. Blubaugh    25,000       $4.25     $1.625    $2.00   8 yrs 3 mo
Richard E. Blubaugh    10,000       $4.75     $1.625    $2.00   9 yrs 0 mo
Gregg B. Shafter       10,000       $4.25     $1.625    $2.00   8 yrs 3 mo
Gregg B. Shafter        5,000       $4.75     $1.625    $2.00   9 yrs 0 mo
Jerome C. Cain         10,000       $4.25     $1.625    $2.00   8 yrs 3 mo
Jerome C. Cain          2,500       $4.75     $1.625    $2.00   9 yrs 0 mo

- ---------
  (1) Options cancelled and reissued on August 10, 1995.

                         COMPENSATION COMMITTEE REPORT

  The Atlas Compensation Committee (the "Committee") consists of outside non-employee Directors. The Committee establishes and regularly reviews the Corporation's executive compensation policies and the compensation paid to the individual executive officers.

  It is the policy of the Committee to monitor the goals of Atlas' executive officers as they continue to strive to improve corporate performance and increase shareholder value. It is the Committee's goal that executive compensation be linked to competitive conditions and to expected contributions to improvements in the Corporation's performance and share price. The Committee believes that this policy will contribute to the maximization of the possibilities for enhanced shareholder value by assisting the Corporation in attracting, retaining and motivating executive officers and employees who will contribute to the growth and success of the Corporation.

  The principal components of the compensation program are basic salary, equity-based incentives in the form of stock options and, in appropriate cases, cash bonus based on achievement of specified performance goals.

Basic Salary

  The Committee reviews each executive officer's salary periodically. In considering salary, the Committee considers the executive officer's level of responsibility and accountability, prior experience and comparisons with comparable businesses.

Stock Options

  The Committee believes that stock options provide important incentives to executive officers by giving them a strong economic interest in maximizing the value of the Corporation, thereby making their interests more closely parallel to those of stockholders generally. The exercise prices of stock options are set at not less than 100% of fair market value on the date of grant, so that the value of the Corporation's stock must appreciate before an optionee receives financial benefit from the option. In determining the size of option grants, the Committee considers the officer's responsibility, accountability and the expected future contributions of the officer to the Corporation's performance. The Committee believes that the Corporation's stock option plan has been and will continue to be very important in attracting, retaining and motivating executives and employees of the Corporation.

Compensation of Chief Executive

  The compensation of Mr. Birkenshaw, Chairman of the Board and Chief Executive Officer until his resignation on June 21, 1996, was determined, for the fiscal year ended June 30, 1995 and for the six month transitional period ended December 31, 1995, based on the same elements as other executives, namely base salary, cash bonus and stock options. In determining Mr. Birkenshaw's compensation package, the Committee gave weight to factors similar to those for other officers, but also gave particular weight to Mr. Birkenshaw's role in securing financing for the Corporation.

                                   COMPENSATION COMMITTEE
                                   ----------------------
                                   C. Thomas Ogryzlo
                                   Douglas R. Cook

                               PERFORMANCE GRAPH

  The following graph shows changes over the past five years in the value of $100 invested in: (1) Atlas Corporation Common Stock, (2) the Dow Jones Equity Market Index and (3) the Dow Jones Precious Metals Index. The year-end values of each investment are based on the share price appreciation plus the monthly reinvestment of dividends, if any.

 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG ATLAS CORPORATION, THE
     DOW JONES EQUITY MARKET INDEX AND THE DOW JONES PRECIOUS METALS INDEX

   Date
              DJ Precious Metals   DJ Market Equity   Atlas Corporation
  12/90                 100                100                 100
  12/91              97.162            132.435              73.134
  12/92              83.992            143.833               62.69
  12/93             135.128            158.139               52.24
  12/94              112.98            159.359               26.87
  12/95            119.4585             220.51               16.42

    *$100 INVESTED ON 12/31/90 IN STOCK OR INDEX-
     INCLUDING REINVESTMENT OF DIVIDENDS.
     FISCAL YEAR ENDING DECEMBER 31.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  During the six months ended December 31, 1995, Mr. C. Thomas Ogryzlo, Mr. Philip R. Mengel, and Mr. Douglas R. Cook served on the Compensation Committee. None of such persons is or has been at any time an officer of the Company or any of its subsidiaries.

                 CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

  Mr. Richings, who served as the President and Chief Operating Officer of the Company from January 6, 1995, until June 1, 1995, was nominated by the Company to serve, as of June 1, 1995, as a director of Granges Inc., a gold mining company in which Atlas holds a 27.5% ownership interest, and, as of June 1, 1995, was granted a leave of absence by the Company in order to permit him to serve, at the Company's request, as President and Chief Executive Officer of Granges Inc. On December 13, 1995, Mr. Richings terminated his leave of absence and resigned all employment positions with Atlas, retaining his capacity as a director of the Company.

  Mr. Dunnett is a principal of the investment banking firm of Endeavour Financial Corporation, ("Endeavour") which acts as a financial advisor to the Company. Mr. Dunnett served, from April 1, 1995 until September 30, 1995 as an Atlas nominee on the Board of Directors of Granges Inc. and also serves on the Board of Directors of Phoenix Financial Holdings Inc. ("Phoenix"), a 51% subsidiary of the Company. During the six months ended December 31, 1995, the Company paid Endeavour $84,000 in advisory fees. During the fiscal year ended June 30, 1995, the Company paid Endeavour $904,000 in advisory fees, most of which related to advisory fees associated with the acquisition of the Company's 27.5% ownership interest of Granges Inc.

  Mr. Davis, President of the Company, serves as Chief Executive Officer and Vice Chairman of Phoenix.

  Mr. Birkenshaw, Chairman and Chief Executive Officer of the Company until his resignation on June 21, 1996, served as the Vice Chairman of Granges Inc., a 27.5% subsidiary of the Company, and served until February 16, 1996 as a director of Dakota Mining Corporation. The Company, which acquired an approximate 9% interest in Dakota in March 1995, sold its holdings in Dakota on March 9, 1996.

  Mr. Birkenshaw served as Chairman of Phoenix from June 1991 through March 1995, and was reappointed Chairman of Phoenix upon Atlas' acquisition of 51% of Phoenix on November 29, 1995. Prior to Atlas' acquisition of the 51% interest in Phoenix, Mr. Birkenshaw purchased 1,150,000 warrants to purchase Common Shares of the Company from Phoenix, which are exercisable at $3.625 per share and expire on September 20, 1996. Mr. Birkenshaw received a non-interest bearing unsecured loan from Phoenix in the amount of Cdn.$25,000 payable upon demand, the proceeds of which were used to purchase the Atlas warrants. Mr. Birkenshaw repaid the Phoenix loan in March, 1996.

  Mr. Birkenshaw serves as Chairman of Birkenshaw & Company, Ltd., a merchant bank. During the six months ended December 31, 1996 and the fiscal year ended June 30, 1995, the Company paid Birkenshaw & Company $43,000 and $174,000, respectively, for reimbursement of expenses incurred on behalf of the Company.

  Mr. Birkenshaw received from Atlas a $60,000 unsecured housing loan, bearing an 8% interest rate, in connection with his relocation to Denver, Colorado.

  Mr. Birkenshaw has received from Atlas and its subsidiaries unsecured noninterest bearing employee advances of approximately $99,000. Such advances are being repaid as a setoff against the severance payments to Birkenshaw in connection with his resignation on June 21, 1996 (See footnote 7 to Summary Compensation Table on page 13).

                COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

  Under Section 16 of the Exchange Act, the Corporation's directors and executive officers and persons holding more than 10% of the Corporation's Common Stock are required to report their initial ownership of Common Stock and subsequent changes to that ownership to the Securities and Exchange Commission and the New York Stock Exchange by specified due dates. All of these filing requirements were satisfied, except that Gerald Davis, President, James Jensen, Controller, Jerome Cain, Vice President, and Richard Blubaugh, Vice President, all filed late reports regarding the grant and cancellation of stock options under the Long Term Incentive Plan, as well as the purchase of stock under the Company's 401(k) plan; Michael Richings, a director of the Company, filed late reports regarding the grant and cancellation of options under the Long Term Incentive Plan; Phoenix Financial Holdings Inc. filed late reports regarding the sale of warrants to purchase the Company's Common Shares; and Mr. Birkenshaw has not filed reports regarding the purchase of warrants to purchase the Company's Common Shares and with respect to his prior interest in CanGold Resources, formerly a shareholder of the Company.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at Atlas' next Annual General Meeting of Stockholders must be received by the Secretary of Atlas by January 31, 1997 for inclusion in Atlas' proxy statement and form of proxy relating to that meeting.

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

      The Board of Directors recommends votes FOR the following Proposal:


1. Election of James H. Dunnett and C. Thomas Ogryzlo Directors.

        FOR    WITHHOLD
        ALL     FOR ALL
        [ ]       [ ]




2. Ratification of selection of auditors.

        FOR     AGAINST   ABSTAIN
        [ ]       [ ]       [ ]



  THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES SHALL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.




SIGNATURE(S) _________________________________________  DATE __________ ,1996


IMPORTANT: Please sign your name or names exactly as identified on this proxy.
           When signing as attorney, manager or administrator, trustee or guardian, please give your full title as such.

- -------------------------------------------------------------------------------
                               ATLAS CORPORATION

 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 2, 1996

  The undersigned appoints each of GERALD E. DAVIS and JEROME C. CAIN as attorney and agent, with full power of substitution, to vote as proxy in the name, place and stead of the undersigned at an annual meeting of stockholders of ATLAS CORPORATION to be held on August 2, 1996 and at any adjournment thereof according to the number of votes that the undersigned would be entitled to vote if personally present. Without limiting the generality hereof, each of such persons is authorized to vote (1) as hereinafter specified upon the proposal listed below and described in the Proxy Statement for the meeting and (2) in his discretion upon any other matter that may properly come before the meeting.

                 (THIS PROXY IS CONTINUED ON THE REVERSE SIDE
   PLEASE MARK YOUR CHOICE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY)

                                                               ---------
                                                                  SEE
                                                                REVERSE
                                                                  SIDE
                                                               ---------
- -------------------------------------------------------------------------------